UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2015

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane Rutland, Vermont	05701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2015, Casella Waste Systems, Inc. (the “Company”) entered into a Loan and Security Agreement, among the Company, the Company’s subsidiaries identified therein and Bank of America, N.A., as agent for the lenders party thereto (the “ABL Agreement”). The ABL Agreement provides for a new senior secured asset-based revolving credit and letter of credit facility to refinance the Company’s existing senior revolving credit and letter of credit facility due March 18, 2016, entered into on March 18, 2011 and amended as of April 12, 2012, September 20, 2012 and June 25, 2013 (the “Current Senior Credit Facility”). The Company and its subsidiaries (subject to certain exceptions) will be co-borrowers under the ABL Agreement. The ABL Agreement will provide for revolving loans and letters of credit in the aggregate amount of up to $190.0 million, subject to availability under a borrowing base formula. The Company has the right to increase aggregate commitments under the ABL Agreement by up to $100.0 million, provided that the Company is not in default at the time of increase and all other conditions in the governing documents have been met, subject to the receipt of commitments from lenders for such additional amount.

The ABL Agreement is available, subject to the terms and conditions stated in the agreement, for loans and letters of credit in the aggregate amount of up to $190.0 million or, if less, the borrowing base. The borrowing base will be determined based on the sum of (a) 85% of eligible accounts receivable; plus (b) the lesser of (i) 50% of the lesser of the cost or market value of eligible inventory and (ii) $2.5 million; plus (c) the lesser of (i) 125% of the net book value of eligible vehicles and (ii) 85% of the net orderly liquidation value of eligible vehicles; plus (d) the lesser of (i) the lesser of (A) 125% of the net book value of eligible non-residential containers and compactors and (B) 85% of the net orderly liquidation value of eligible non-residential containers and compactors and (ii) $25.0 million; plus (e) the lesser of (i) the lesser of (A) 85% of the net orderly liquidation value of eligible equipment and (B) 125% of the net book value of eligible equipment and (ii) $40.0 million; plus (f) (i) the lesser of (A) $35.0 million, and (B) the sum of (x) $22.1 million and (y) 75% of the appraised value of eligible real estate added after the closing date minus (ii) the cumulative quarterly amortization adjustment amounts with respect to real estate included in the borrowing base; minus (g)(i) if borrowing base real estate is greater than $25.0 million, an amount equal to any excess over 100% of net book value of eligible equipment, vehicles and non-residential containers and compactors included in the borrowing base, and (ii) if borrowing base real estate is equal to or less than $25.0 million, zero; and minus (h) reserves for certain secured interest rate swap obligations and other reserves as the agent under the ABL Agreement shall establish. Under the terms and conditions of the ABL Agreement, the borrowing base may be increased to include certain property after the closing date of the ABL Agreement. The borrowing base formula and asset eligibility requirements are subject to adjustment. As a condition to closing the ABL Agreement, the Company was required to demonstrate, as of January 31, 2015, availability under the ABL Agreement plus restricted cash comprised of proceeds of certain industrial revenue bonds issued by the Environmental Facilities Corp. of New York on December 18, 2014 in an amount not to exceed $6,000,000 to be used for certain future capital expenditures, of not less than $32,500,000 as of the closing date, after giving effect to the loans to be made and letters of credit to be issued under the ABL Agreement on the closing date.

Interest Rates. Amounts outstanding under the ABL Agreement will accrue interest, at the Company’s option, at a rate per annum equal to either: (1) the base rate, as defined in the ABL Agreement, or (2) a LIBOR rate, as defined in the ABL Agreement, in each case plus an applicable interest margin, except that swingline loans bear interest at the base rate plus the applicable interest margin. The applicable interest margin for loans under the ABL Agreement will be determined based on the Company’s ratio of consolidated funded debt to consolidated EBITDA, each as defined in the ABL Agreement, and will range from 1.75% per annum to 2.50% per annum for LIBOR rate loans and 0.75% per annum to 1.50% per annum for base rate loans. The interest rate otherwise payable under the ABL Agreement is subject to increase by 2.0% per annum during an event of default. The interest rates are initially set under the ABL Agreement at the LIBOR rate plus 2.25% per annum and at the base rate plus 1.25% per annum from the closing date of the ABL Agreement through September 30, 2015.

Fees and Expenses. Certain customary fees and expenses are payable to the lenders and the administrative agent under the ABL Agreement, including a commitment fee on the unused portion of the revolving credit facility, which will range from 0.25% to 0.375% per annum based on the amount of unused commitments. The Company will pay the lenders a fee for letters of credit equal to the applicable interest margin for LIBOR rate loans under the ABL Agreement, subject to increase by 2.0% per annum during an event of default. The Company also will pay the issuing bank of any letter of credit a fronting fee equal to 0.25% per annum of the face amount of such letter of credit (subject to increase by 2.00% per annum during an event of default), plus customary issuance, administrative and other fees and costs. In connection with the closing of the ABL Agreement, the Company paid the lenders and agents certain upfront fees and structuring fees.

Maturity. Unless otherwise required to be paid earlier under the terms of the ABL Agreement, revolving loans under the ABL Agreement will to be available until the maturity date on which date all revolving loans will be due and payable and the commitments will terminate. The maturity date of the ABL Agreement is the earlier of (a) 5 years after the closing date thereof, and (b) 90 days prior to the scheduled maturity date of any then outstanding senior subordinated notes (including any permitted refinancing thereof).

Security and Guarantees. All obligations under the ABL Agreement (including certain obligations under hedging and cash management arrangements entered into with the lenders under the ABL Agreement or their affiliates) are secured by a first priority security interest in substantially all of the Company’s existing and future assets, including real property, motor vehicles and a pledge of the stock or other equity interests of substantially all of the Company’s subsidiaries.

Covenants and other Provisions. The ABL Agreement contains, among other things, certain conditions to borrowing, affirmative covenants and negative covenants, which negative covenants will limit or condition, subject in certain cases to certain basket amounts and exceptions:

•	the existence of additional indebtedness (including, guarantees and other contingent obligations);

•	the existence of liens or other encumbrances or pledges, or the granting of negative pledges;

•	investments, loans and advances;

•	mergers, consolidations, acquisitions and sales or other transfers of assets;

•	the payment of dividends and distributions and repurchases of equity;

•	prepayments of senior subordinated notes and certain other debt instruments and amendments of documents governing such debt instruments;

•	change in lines of business;

•	use of loan proceeds; and

•	certain transactions with affiliates.

The ABL Agreement requires the Company to maintain a certain minimum EBITDA measured at the end of each fiscal quarter. Additionally, during certain periods based upon availability of revolver loans being less than an agreed amount, the ABL Agreement requires the Company to meet financial ratios, including, without limitation:

•	a minimum consolidated EBITDA to fixed charge coverage ratio; and

•	a maximum consolidated first lien funded debt to consolidated EBITDA ratio.

Events of Default. The ABL Agreement contains customary events of default, including, among other things:

•	payment defaults;

•	inaccuracy or breaches of representations and warranties;

•	covenant defaults;

•	cross-defaults to certain other debt, including the Company’s senior subordinated notes;

•	events of bankruptcy and insolvency;

•	judgment defaults;

•	impairment of security interests in collateral;

•	a change of control, as defined in the ABL Agreement (and including a change of control as defined in the Indenture governing the Company’s senior subordinated notes);

•	certain violations of ERISA; and

•	failure of the subordination provisions of senior subordinated debt.

Waiver and Modification. The terms of the ABL Agreement may be waived or modified upon approval by the Company and the required percentage of the lenders (including, in some cases where applicable, two-thirds of the lenders, all of the lenders, or only the affected lenders).

The above description of the ABL Agreement is qualified in its entirety by reference to the ABL Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the ABL Agreement set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2015, the Compensation Committee of the Board of Directors (“Board”) of the Company approved a bonus plan (the “Bonus Plan”) for the fiscal year ending December 31, 2015 (“Fiscal 2015”), pursuant to which the Company’s executive officers are eligible to receive a bonus with respect to Fiscal 2015, payable in cash or equity, as determined by the Board, based upon the Company’s improvement of Economic Value Added (“EVA”) in Fiscal 2015, compared to EVA in the twelve months ended December 31, 2014. EVA is calculated as operating income, adjusted for certain items, less a cost of capital charge, with the cost of capital charge calculated as the Company’s weighted average cost of capital applied to the Company’s consolidated net fixed assets. Further, if the Company is not in compliance with financial covenants under its senior secured credit facility before or after accruing for bonus awards as determined by the Bonus Plan, the Board may reduce bonus payouts to ensure compliance. Under the Bonus Plan, the Company’s executive officers are eligible to receive bonuses as a percentage of their respective annual base salary paid during Fiscal 2015 as follows: John W. Casella: 120.0%; Edwin D. Johnson: 85.0%; Edmond R. Coletta: 75.0%; David L. Schmitt: 60.0% and Christopher B. Heald: 50.0%.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Loan and Security Agreement, dated as of February 27, 2015, among Casella Waste Systems, Inc., the subsidiaries of Casella Waste Systems, Inc. identified therein and Bank of America, N.A., as agent for the lenders party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Casella Waste Systems, Inc.

Date: March 3, 2015	By:	/s/ Edmond R. Coletta
Edmond R. Coletta
Senior Vice President and Chief Financial Officer

Exhibit Index

10.1	Loan and Security Agreement, dated as of February 27, 2015, among Casella Waste Systems, Inc., the subsidiaries of Casella Waste Systems, Inc. identified therein and Bank of America, N.A., as agent for the lenders party thereto